Exhibit 99.2



                                        September 23, 1998


 Ryerson Tull, Inc.
 2621 West 15th  Place
 Chicago, Illinois  60608
 Attn:  Mr. Donald S. Perkins
        Chairman of the Special Committee of
        the Board of Directors

 Dear Don:

           The Board of Directors of Inland Steel Industries, Inc. ("ISI") has authorized me to extend an offer pursuant to which ISI would acquire all of the outstanding shares of common stock of Ryerson Tull, Inc. ("RT") that ISI does not now own, directly or indirectly. This transaction would be effected by means of a merger between RT and ISI or a wholly owned subsidiary of ISI in which stockholders of RT (other than ISI and its subsidiaries) would receive 0.54 of a share of Common Stock, par value $1.00 per share, of ISI for each whole share of Class A Common Stock, par value $1.00 per share, of RT held.

           We understand that this offer will be considered by the special committee of independent directors of RT. ISI is prepared to negotiate the proposed transaction with the RT special committee and expects that the final terms of any merger agreement between our two companies will be subject to the approval of the special committee.

           Members of senior management of ISI and our advisors would be pleased to discuss this proposal with you or your representatives. Please let me know at your earliest convenience how you wish to proceed.

                                        Sincerely,


                                        /s/ Robert J. Darnall
                                        -----------------------
                                        Robert J. Darnall
                                        Chairman, President and
                                        Chief Executive Officer